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John Bluth Executive Director

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RANEXA® SIGNIFICANTLY REDUCES INCIDENCE OF CV DEATH, MI OR RECURRENT ISCHEMIA IN MERLIN TIMI-36 PATIENTS WITH ELEVATED BNP

ORLANDO, Fla., November 5, 2007 – CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that Ranexa® (ranolazine extended-release tablets) reduced the relative risk of the primary composite endpoint of CV death, myocardial infarction or recurrent ischemia by 21 percent compared to placebo in 1,935 patients with an elevated (>80pg/ml) level of b-type natriuretic peptide (BNP) in the MERLIN TIMI-36 study (p=0.009).

The data were presented today by Dr. David Morrow of the TIMI Study Group at the American Heart Association Scientific Sessions in Orlando, Florida.

Ranolazine is believed to exert its anti-ischemic effects through ion channel activity which may ultimately reduce left ventricular (LV) wall stress and improve diastolic dysfunction. BNP rises in response to LV wall stress and is a potent indicator of risk in acute coronary syndromes (ACS).

“The potential enhanced efficacy of ranolazine in patients with elevated BNP in this analysis is consistent with the drug’s mechanism of action. Elevated BNP is among the most powerful indicators of risk for ACS patients, and it is very intriguing to see the potentially beneficial effects of ranolazine in this group of MERLIN TIMI-36 patients,” Morrow said. “Few interventions have been shown to modify the risk associated with increased BNP. This finding warrants prospective confirmation,” he added.

In accordance with a special protocol assessment agreement between the U.S. Food and Drug Administration (FDA) and CV Therapeutics, the Company believes that data from the MERLIN TIMI-36 study could support expansion of the existing Ranexa indication to first line angina. In September 2007, the Company submitted a supplemental new drug application to the FDA seeking a new indication for first line angina and a significant reduction in cautionary language.

Ranexa is currently indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

Study Design

MERLIN TIMI-36 (Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes) was a multi-national, double-blind, randomized, placebo-controlled, parallel-group clinical trial designed to evaluate the efficacy and safety of

Ranexa during acute and long-term treatment in 6,560 patients (3,279 received ranolazine, 3,281 received placebo) with non-ST elevation ACS treated with standard therapy.

Within 48 hours of the onset of angina due to ACS, eligible hospitalized patients were enrolled in the study and randomized to receive intravenous Ranexa or placebo, followed by long-term outpatient treatment with Ranexa extended-release tablets or placebo. All patients also received standard therapy during both hospital-based and outpatient treatment. The doses of Ranexa extended-release tablets used in MERLIN TIMI-36 have been studied in previous Phase 3 clinical trials.

Participants in the MERLIN TIMI-36 study received current standard therapy, with approximately 96 percent of patients on aspirin, approximately 89 percent on beta blockers and approximately 82 percent on statins. Approximately 59 percent of study participants received coronary angiography during their initial hospitalization.

Previously published data from the MERLIN TIMI-36 study has shown that Ranexa was safe in this population of patients with coronary artery disease, which included nearly 1,100 patients with prior heart failure.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics’ clinical and preclinical drug development candidates and programs include regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.